UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.      )

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Stanley Furniture Company, Inc.

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Stanley Furniture Company, Inc.

1641 Fairystone Park Highway

Stanleytown, Virginia 24168

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 14, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stanley Furniture Company, Inc. (the “Company”) will be held at the Company’s corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, on Wednesday, April 14, 2004, at 11:00 A.M., for the following purposes:

(1)	To elect two directors to serve a three-year term on the Company’s Board of Directors; and

(2)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The stockholders of record of the Company’s common stock at the close of business on March 5, 2004 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Douglas I. Payne
Secretary

March 12, 2004

Stanley Furniture Company, Inc.

1641 Fairystone Park Highway

Stanleytown, Virginia 24168

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 14, 2004

The enclosed proxy is solicited by and on behalf of the Board of Directors of Stanley Furniture Company, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, April 14, 2004, at 11:00 A.M., at the Company’s corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 12, 2004 to all holders of record of the Company’s common stock, $.02 par value (the “Common Stock”) on March 5, 2004. Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

VOTING RIGHTS

On March 5, 2004, there were 6,232,149 shares of Common Stock outstanding and entitled to vote.

ELECTION OF DIRECTORS

The Board of Directors of the Company presently consists of six directors who are divided into three classes with staggered terms. The term of Messrs. Thomas L. Millner and Jeffrey R. Scheffer expires at the time of the 2004 Annual Meeting of Stockholders. The Company proposes the reelection of Messrs. Millner and Scheffer for a three-year term expiring at the time of the 2007 Annual Meeting.

The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event such nominees should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that the nominees named below will be unable or unwilling to serve.

Nominees for Election for Three-Year Term Ending 2007

Thomas L. Millner, 50, has been a Director of the Company since April 1998. Mr. Millner has been Chief Executive Officer and President of Remington Arms Company, Inc. (“Remington”), a manufacturer of sporting good products for the hunting, shooting sports and fishing markets, since April 1999 and a director of Remington and RACI Holding, Inc., Remington’s parent, since June 1994. From May 1994 to April 1999, Mr. Millner served as President and Chief Operating Officer of Remington. From 1987 to May 1994, Mr. Millner served as Chief Executive Officer and President of The Pilliod Cabinet Company. From 1984 to 1987, Mr. Millner served as General Manager of the Armstrong Furniture Division of Thomasville Furniture Industries. From 1977 to 1984, Mr. Millner served in various sales and sales management positions with Thomasville Furniture Industries and Broyhill Furniture Industries.

Jeffrey R. Scheffer, 48, has been a Director of the Company since December 2002. Mr. Scheffer has been Chief Executive Officer since December 2002 and has been President since April 2001. He also served as Chief Operating Officer from April 2001 to December 2002. Prior to his employment with the Company, Mr. Scheffer served as President of American Drew, a furniture manufacturer, for five years.

Directors Whose Terms Do Not Expire this Year

Robert G. Culp, III, 57, has been a Director of the Company since July 1999 and his present term will expire in 2005. Mr. Culp has been Chief Executive Officer and Chairman of the Board of Culp, Inc., a marketer of upholstery fabrics for furniture and mattress ticking for bedding, since 1990.

T. Scott McIlhenny, Jr., 56, has been a Director of the Company since April 1997 and his present term will expire in 2005. Mr. McIlhenny has been Chief Operating Officer of Northstar Travel Media LLC, the former travel publishing division of Cahners Publishing Company, since September 2001. Mr. McIlhenny was Group Vice President of Cahners Travel Group, a publisher of materials for the hospitality and travel industries and a division of Cahners Publishing Company (“Cahners”, a subsidiary of Reed Elsevier, Inc.), from December 1999 until September 2001. From January 1999 to December 1999, Mr. McIlhenny was managing principal of Red Rock Terrace Investment Partners; a position which he also held from 1995 to October 1996. From October 1996 to January 1999, he was Executive Vice President of The Village Companies of Chapel Hill, Inc., a media and communications company. From 1988 to 1995, Mr. McIlhenny served in various capacities with Cahners, including Group Vice President and General Manager for Cahners Business Newspapers. From 1981 to 1988, Mr. McIlhenny served in various capacities with Communications/Today, LTD. (acquired by Cahners in 1988), the publisher of Furniture/Today, including Senior Vice President, Group Publisher.

Michael P. Haley, 53, has been a Director of the Company since April 2003 and his present term will expire in 2006. Mr. Haley has been the President and Chief Executive Officer of MW Manufacturers, Inc., a producer and distributor of window and door products for the residential construction industry, since June 2001. From May 1994 to May 2001, Mr. Haley was President of American of Martinsville, a manufacturer of commercial contract furniture and a subsidiary of LADD Furniture, Inc. During this time, he also served as Executive Vice President of LADD Furniture, Inc. Mr. Haley is also a director of Province Healthcare Company and American National Bankshares, Inc.

Albert L. Prillaman, 58, has been a Director of the Company since March 1986 and his present term will expire in 2006. Mr. Prillaman has been Chairman of the Board of Directors since September 1988. He also served as Chief Executive Officer of the Company from December 1985 until December 2002 and President from December 1985 until April 2001. Prior thereto, Mr. Prillaman had served as a Vice President of the Company and President of the Stanley Furniture division of the Company’s predecessor since 1983, and in various executive and other capacities with the Stanley Furniture division of the predecessors of the Company since 1969. Mr. Prillaman’s son, R. Glenn Prillaman, is the Company’s Senior Vice President – Marketing/Sales – Young America.

BOARD AND BOARD COMMITTEE INFORMATION

The Board of Directors has determined that all directors are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market, with the exception of Messrs. Prillaman and Scheffer, who are both employees of the Company.

The Board welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Stockholders may send written communications to the entire Board or to individual directors, addressing them to Corporate Secretary, Stanley Furniture Company, 1641 Fairystone Park Highway, Stanleytown, Virginia 24168.

The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of these committees has a written charter, copies of which can be found at the Company’s website at www.stanleyfurniture.com.

The Audit Committee presently consists of Messrs. Millner, Culp, Haley and McIlhenny. The Board has determined that all of the members of the Audit Committee meet the current independence and experience requirements contained in the listing standards of The NASDAQ Stock Market. The Board has also determined that Messrs. Millner, Culp and Haley are “audit committee financial experts” as that term is defined in regulations promulgated by the Securities and Exchange Commission. The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process. The Audit Committee also serves as direct liaison with the Company’s independent public accountants and is responsible for the selection or discharge of such accountants. The Audit Committee met four times in 2003.

The Compensation Committee, presently consisting of Messrs McIlhenny, Haley and Millner, makes recommendations concerning salaries and incentive compensation for officers and employees of the Company. All of the members of the Compensation Committee are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. The Compensation Committee administers the Company’s 1992 and 1994 Stock Option Plans and has authority to grant options under such plans to officers and key employees and to determine the terms of such options in accordance with such plans. The Compensation Committee also administers the Company’s 2000 Incentive Compensation Plan and has authority to select employees to receive incentive awards and to determine for each employee the nature of the incentive award and the terms and conditions of each incentive award. The Board of Directors has the same responsibilities with regard to incentive awards for non-employee directors. The Compensation Committee met twice during 2003.

The Corporate Governance and Nominating Committee, presently consisting of Messrs. Culp, Haley, McIlhenny and Millner, makes recommendations of nominations for directors, considers any stockholder nominations for director made in accordance with the Company’s Bylaws and is responsible for recommending corporate governance policies. All of the members of the Corporate Governance and Nominating Committee are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. The Corporate Governance and Nominating Committee met once during 2003 and acted once by written consent.

The full Board of Directors met six times during 2003. Each incumbent director attended at least 75% of the total 2003 board meetings and committee meetings held during periods that he was a member of the Board or such committees. The Board of Directors has adopted a policy that all directors should attend the Annual Meeting of Stockholders. All current directors attended the 2003 Annual Meeting of Stockholders.

Messrs. Culp, McIlhenny and Millner each received compensation in the amount of $23,750 for serving as a director in 2003 and Mr. Haley received compensation of $18,750 for serving as a director in 2003. Messrs. Prillaman and Scheffer did not receive any separate compensation for serving in that capacity. During 2003, each director, other than Messrs. Prillaman and Scheffer, also received options under the 2000 Incentive Compensation Plan to acquire 1,000 shares. The Board has established a policy of providing an annual grant of an option to acquire 1,000 shares to non-employee directors to be granted as of the date of the annual meeting of stockholders.

NOMINATIONS FOR DIRECTOR

The Company’s Bylaws provide that a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such stockholder’s intent to make such nomination must be received by the Secretary of the Company or deposited in the U.S. mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company’s proxy statement for the previous year’s Annual Meeting. Any stockholder wishing to nominate one or more persons as director must submit the following information in writing: (i) the name and address of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the stockholder; (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

By requiring advance notice of stockholder nominations, this Bylaw affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The Bylaw does not give the Board of Directors any power to approve or disapprove a stockholder’s nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect such stockholder’s own slate of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% stockholders complied with such filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2003, 2002 and 2001, the annual and long-term compensation for services in all capacities to the Company of those persons who at December 31, 2003 were the Company’s Chief Executive Officer and the next four most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus			Other Annual Compensation	Securities Underlying Options (#)	All Other Compensation (1)
ALBERT L. PRILLAMAN Chairman (2)	2003 2002 2001	$399,996 399,996 399,996	$	— 199,129 —		$5,461 4,661 3,978	— — 200,000	$36,620 27,316 42,796

JEFFREY R. SCHEFFER President and Chief Executive Officer (2)	2003 2002 2001	$350,004 300,000 220,770		$292,726 134,412 87,342	(3)	— — —	— — 100,000	$6,000 2,980 —

DOUGLAS I. PAYNE Executive Vice President – Finance and Administration and Secretary	2003 2002 2001	$230,004 210,000 210,000		$146,363 83,634 —		$123 108 94	— — 50,000	$6,000 5,119 5,100

PHILIP D. HANEY Executive Vice President – Marketing/Sales Stanley Collections (4)	2003 2002	$225,000 55,163		$125,454 100,000	(4)	— —	— 30,000	$6,000 —

ROBERT A. SITLER, JR. Senior Vice President – Operations (5)	2003 2002 2001	$154,168 126,000 120,000		$75,272 34,848 —		— — —	— — 25,000	$4,528 3,099 4,858

(1)	All Other Compensation listed for Mr. Prillaman reflects life insurance premiums paid by the Company ($30,620 in 2003, $21,316 in 2002 and $37,696 in 2001) and employer contributions to the Company’s 401(k) Plan ($6,000 in 2003 and 2002 and $5,100 in 2001). The amounts for each of Messrs. Scheffer, Payne, Haney and Sitler reflect employer contributions to the Company’s 401(k) Plan.
(2)	Mr. Scheffer became President and Chief Operating Officer in April 2001. In connection with Mr. Scheffer’s employment, Mr. Prillaman, who had been serving as Chairman, President and Chief Executive Officer, became Chairman and Chief Executive Officer. In December 2002, Mr. Scheffer became President and Chief Executive Officer, and Mr. Prillaman, who had been serving as Chairman and Chief Executive Officer, became Chairman.
(3)	Bonus paid in lieu of bonus entitled to from former employer.
(4)	Mr. Haney became Executive Vice President – Marketing and Sales in October 2002 and pursuant to his employment agreement was entitled to receive a bonus of $100,000 for 2002.
(5)	Mr. Sitler became Senior Vice President – Operations in November 2003. Mr. Sitler served as Senior Vice President – Global Sourcing from September 2003 until November 2003. Before becoming an executive officer in September 2003, Mr. Sitler served as Vice President – Manufacturing Services.

Option Value Table

The following table sets forth information concerning the year-end number and value of unexercised options for each of the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN 2003 AND 2003 YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the- Money Options At Fiscal Year End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Albert L. Prillaman	—	—	200,000	100,000	$964,400	$422,100
Jeffrey R. Scheffer	—	—	60,000	40,000	217,200	144,800
Douglas I. Payne.	75,250	$1,909,119	67,000	30,000	353,725	138,650
Philip D. Haney.	—	—	12,000	18,000	112,800	169,200
Robert A. Sitler, Jr.	—	—	33,400	14,000	190,375	62,700

(1)	In-the-money options are those for which the December 31, 2003 fair market value of the underlying shares of Common Stock (as determined by the closing price on The NASDAQ Stock Market) exceeds the exercise price of the option.

Employment Agreements

Mr. Prillaman has an employment agreement with the Company that provides that he has the duties of Chairman of the Board of Directors of the Company at a base salary of $400,000 per year. Effective for 2003, Mr. Prillaman is not entitled under his employment agreement to receive a bonus. The agreement is automatically extended for an additional one-year term at the end of each year unless either party to the agreement gives notice on or before November 1 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given. If the Company gives such notice, Mr. Prillaman is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three fiscal years preceding the year in which employment is terminated. Mr. Prillaman is entitled to receive the total severance pay in a single payment in the event a change in control (as defined in the agreement) occurs. During the two years after such a change of control, Mr. Prillaman is entitled to terminate his employment with the Company and receive such severance pay in a single payment. The agreement provides that Mr. Prillaman will not compete with the Company for two years after termination of the employment agreement, except that this non-competition covenant does not apply if: (i) Mr. Prillaman terminates his employment within two years after a change of control or (ii) Mr. Prillaman voluntarily terminates his employment and the Company does not elect to pay severance to Mr. Prillaman.

In connection with the employment agreement with Mr. Prillaman, the Company entered into a split-dollar life insurance agreement under which the Company agreed to pay premiums with respect to a life insurance policy for Mr. Prillaman until the cash surrender value of the policy and all paid up additions were sufficient to repay the Company all premiums and other amounts paid by it and to maintain the policy’s death benefit at a level no less than the policy’s initial face amount without further premium payments. Mr. Prillaman executed a collateral assignment of his policy in favor of the Company to secure repayment to the Company of the premiums paid on such policy. The initial face amount of the policy for Mr. Prillaman was $1 million. During 2003, the Company and Mr. Prillaman terminated the split-dollar life insurance agreement and the Company was reimbursed for all premiums paid on the related policy.

The Company has also entered into employment agreements with Jeffrey R. Scheffer, Douglas I. Payne and Philip D. Haney. Each of these employment agreements is on similar terms as those discussed above with respect to Mr. Prillaman, with the following exceptions: Mr. Scheffer serves as President and Chief Executive Officer, his base salary is at least $350,000, and he is entitled to receive a potential annual bonus of $350,000, subject to upward adjustment; Mr. Payne serves as Executive Vice President - Finance and Administration and Secretary of the Company, his base salary is at least

$136,000, and he is entitled to receive a potential annual bonus of $50,000, subject to upward adjustment; Mr. Haney serves as Executive Vice President of Marketing and Sales, his base salary is at least $225,000, subject to upward adjustment, and he was entitled to receive a bonus of $100,000 for 2002 and thereafter is entitled to receive a potential annual bonus of $150,000. In addition, during the first year after a change of control (as defined in the agreement), Messrs. Scheffer and Haney are entitled to terminate their employment with the Company and receive severance pay for a period of one year (two years for Mr. Scheffer) only if: (i) their base salary is reduced, (ii) they are not in good faith considered for an annual bonus, (iii) they are denied certain customary fringe benefits, (iv) their place of employment is relocated further than 100 miles from their current place of employment, or (v) their duties and responsibilities are substantially reduced.

Defined Benefit Pension Plans

The Company maintains a qualified defined benefit pension plan for all its eligible employees, The Stanley Retirement Plan, and also maintains a nonqualified, unfunded supplemental retirement plan for certain of its employees. Effective on December 31, 1995, future benefit accruals under both plans were curtailed. Although participants continue their participation in both plans, additional benefits do not accrue. The accrued monthly benefit under The Stanley Retirement Plan, assuming retirement at age 65, for the following Named Executive Officers through December 31, 1995, was: Albert L. Prillaman, $5,244, Douglas I. Payne, $993, and Robert A. Sitler, Jr., $230. The accrued monthly benefit under the Supplemental Retirement Plan, assuming retirement at age 65, for the following Named Executive Officers through December 31, 1995, was: Albert L. Prillaman $8,838 and Douglas I. Payne, $591. Messrs. Scheffer and Haney have no accrued benefits under either of these plans and Mr. Sitler has no accrued benefits under the Supplemental Retirement Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy

Under the supervision of the Committee, the Company has developed and implemented executive compensation policies, plans, and programs that seek to enhance the profitability and value of the Company. The primary objective is to align closely the financial interests of the Company’s executives with those of its stockholders. The Committee believes that equity ownership by management is beneficial in conforming management and stockholder interests in the enhancement of stockholder value.

The Committee’s philosophy is to integrate management pay with the achievement of both annual and long-term financial performance goals. The compensation package for each officer is designed to recognize individual initiative and achievement. In establishing compensation, the Committee incorporates a number of factors to promote both long and short-term performance of the Company. These factors include earnings, market share growth, cost control efforts, balance sheet strength, and organizational developments. The compensation for individual executives is based on both corporate and individual goals, with varying weight being given to such factors for particular executives.

The Committee establishes compensation for the Named Executive Officers and has used executive compensation surveys prepared by outside compensation consultants for general comparability purposes. A survey was not used for setting 2003 compensation. The Committee also did not make compensation comparisons with the companies that are used for the performance graph that follows this report. In establishing compensation for the Named Executive Officers for years in which no survey is prepared, including 2003, the Chairman of the Board of Directors assists the Committee in reevaluating the compensation of each Named Executive Officer in conjunction with the performance of the Company and the individual since the most recent survey.

The Committee believes that the Company’s overall executive compensation package should enable the Company to obtain and retain the services of top executives. The Company operates with a small team of top executives who are given significant and extensive responsibilities. These executives’ duties encompass overall strategic policy of the Company and direct day-to-day activity in sales, customer communications, product development, marketing, manufacturing and other similar activities. The compensation package is intended to reflect these broad responsibilities.

The annual compensation currently paid by the Company is not subject to certain Internal Revenue Code provisions that may limit the income tax deductibility to the Company of certain forms of compensation paid to its Named Executive Officers in excess of $1 million per year. These provisions allow full deductibility of certain types of performance-based compensation, including stock-based compensation. The Company’s 2000 Incentive Compensation Plan and prior stock plans meet these requirements. If these limitations should become of broader applicability to the Company, the Committee will consider modifications to the Company’s compensation practices, to the extent practicable, to provide appropriate deductibility for compensation payments.

The Company’s compensation package for its executive officers consists of base salary, annual performance-based incentive compensation, equity grants in Company stock, retirement benefits and, for certain executive officers, other benefits.

Total Compensation

For 2003, the Committee determined that total compensation (base salary and annual incentives) of Named Executive Officers should be increased to reflect, the performance of the Company and the individuals, the relatively small increases in compensation over the past few years, and improving industry conditions. The general compensation level established by the Committee is intended to be competitive with comparable organizations and to enable the Company to attract, reward and retain exceptional talent.

Base Salary

The Committee sets base salary at the minimum level deemed sufficient to attract and retain qualified executives. By restricting the role of base salary in the compensation package, more of an executive’s potential compensation can be offered in the form of incentives that encourage and reward performance. The base salaries of individual executives are set in light of the responsibilities of the positions held and the experience of the individuals, with recognition of the Company’s requirements for the top executives to perform many varied tasks.

The Committee reevaluated the base salaries of the Named Executive Officers for 2003, and received the recommendations of the Chairman of the Board of Directors, Mr. Prillaman. The base salaries of the Named Executive Officers for 2003 are shown on the Summary Compensation Table. The Committee increased the compensation of the Named Executive Officers as shown under “Compensation of Executive Officers-Summary Compensation Table” to reflect the Company’s and individuals’ performance, improving industry conditions, and in addition, for Mr. Scheffer, his additional responsibilities as chief executive officer. Mr. Prillaman’s base salary was not increased in view of his reduced responsibilities as a result of no longer serving as chief executive officer.

Annual Incentives

The Company’s annual incentive compensation program, the 2003 Executive Incentive Plan (the “Incentive Plan”), is for corporate officers and key employees who can directly influence the Company’s financial results. Awards under the Incentive Plan are based on the achievement of corporate objectives that are established annually in conjunction with adoption of the Company’s budget for the next year. At that time, the Committee sets corporate objectives for the coming year. For 2003, the performance measure was the Company’s earnings before interest and taxes (“EBIT”). No bonus would be paid if the EBIT threshold was not met and the bonus would be larger for performance above the threshold up to a maximum award on a per employee basis.

The amount of the maximum awards under the 2003 Executive Incentive Plan was set by the Committee, taking into consideration recommendations by management of the Company. For each of the Named Executive Officers, the Committee approved an award as a set percentage of the executive’s base salary. The incentives were paid at 84% of the maximum for 2003 based on the targets for the Company’s EBIT performance. The Incentive Plan awards are shown on the Summary Compensation Table under the “Bonus” column. Mr. Prillaman did not participate in 2003 Executive Incentive Plan in view of his reduced responsibilities as a result of no longer serving as chief executive officer.

Long-Term Incentives

The Company believes that equity-based compensation ensures that the Company’s officers have a continuing stake in the long-term success of the Company. The Company maintains the Stanley Furniture Company, Inc. 2000 Incentive Compensation Plan (the “2000 Plan”), the Stanley Furniture Company, Inc. 1994 Stock Option Plan, and the Stanley Furniture Company, Inc. 1992 Stock Option Plan (collectively the “Option Plans”) to provide employees with opportunities to acquire Common Stock.

The Committee did not make any stock option or other equity grants to officers and key employees during 2003. In January 2004, the Committee made a performance stock award of shares of Common Stock to Messrs. Scheffer and Payne. Under the award, a maximum of 3,000 shares will be issued to Mr. Scheffer and 2,000 shares to Mr. Payne if the Company’s earnings per share before nonrecurring items of restructuring and unusual charges in the 2004 fiscal year meets the required level. The Committee reserved the discretion to limit the amount of Common Stock payable to Messrs. Scheffer and Payne under these awards in its sole discretion.

Other Compensation

The Company also has a Supplemental Retirement Plan covering designated employees and former employees of the Company, including some executive officers. See “Compensation of Executive Officers – Defined Benefit Pension Plans.” During 2003, the Company terminated its split-dollar life insurance agreement involving Mr. Prillaman and received a repayment of its premiums.

Chief Executive Officer Compensation

Mr. Scheffer has an employment agreement with the Company that is described under “Compensation of Executive Officers-Employment Agreements.” Mr. Scheffer’s total potential 2003 cash compensation was set at a level that the Committee believes reflects his efforts for the Company and the Company’s performance. Mr. Scheffer’s base salary for 2003 was increased and his employment agreement was revised to reflect his additional responsibilities as a result of becoming the Company’s chief executive officer in December 2002.

A major portion of Mr. Scheffer’s compensation is contingent on the Company’s performance. In 2003, Mr. Scheffer participated in the 2003 Executive Incentive Plan with the same corporate objectives as other corporate officers. The Committee set Mr. Scheffer’s potential bonus for 2003 at 100% of his base salary as provided in his employment agreement. The Committee believes that this bonus level was appropriate because Mr. Scheffer’s leadership continues to be a key component in the Company’s performance. For 2003, Mr. Scheffer received a bonus of 84% of the maximum allowable bonus. The Committee did not award any options to Mr. Scheffer in 2003. In January 2004, the Committee made a performance stock award to Mr. Scheffer described above. Also see “Compensation of Executive Officers – Employment Agreements.”

For compensation decisions which were made on or prior to April 16, 2003 which were establishing base salary for 2003 and the terms of the 2003 Executive Incentive Plan, the members of the Compensation Committee included Edward J. Mack and David V. Harkins but did not include Michael P. Haley. Mr. Haley became a member of the Committee on April 16, 2003 and compensation decisions after that date included the January 2004 performance stock award. Mr. T. Scott McIlhenny, Jr. and Mr. Thomas L. Millner were members of the Compensation Committee during the entire period covered by this report.

The members of the Compensation Committee are:

T. Scott McIlhenny, Jr.
Michael P. Haley
Thomas L. Millner

PERFORMANCE GRAPH

The following graph compares cumulative total stockholder return for the Company with a broad performance indicator, the Nasdaq Non-Financial Stock Index, and an industry index, the Wood Household Furniture Index, for the period from December 31, 1998 to December 31, 2003.

(1)	The graph shows the cumulative total return on $100 invested at the market close on December 31, 1998, the last trading day in 1998, in Common Stock or the specified index, including reinvestment of dividends.
(2)	SIC Code 2511 Wood Household Furniture Index as prepared by MGFS, Inc. (formerly Media General Financial Services, Inc., “MGFS”). At February 19, 2004, MGFS reported that the Wood Household Furniture Index consisted of: Bassett Furniture Industries, Inc., Bush Industries, Inc. (Class A Common Stock), Chromcraft Revington, Inc., DMI Furniture, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Keller Manufacturing and Stanley Furniture Company, Inc.
(3)	Nasdaq Non-Financial Stock Index prepared for The Nasdaq Stock Market by the Center for Research in Securities Prices at the University of Chicago.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 5, 2004, by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc.	690,700	(a)	11.1%
FMR Corp.	623,800	(b)	10.0%
Wellington Management Company, LLP	546,600	(c)	8.8%
Albert L. Prillaman (d)	463,400	(e)	7.2%
Muhlenkamp & Company, Inc. and affiliated entities	439,285	(f)	7.1%
Olstein & Associates, L.P.	405,400	(g)	6.6%
Douglas I. Payne	72,750	(h)	1.2%
Jeffrey R. Scheffer	61,000	(i)	1.0%
Robert A. Sitler, Jr.	33,400	(j)	(o )
Philip D. Haney	12,000	(k)	(o )
T. Scott McIlhenny, Jr.	8,600	(l)	(o )
Thomas L. Millner	7,800	(l)	(o )
Robert G. Culp, III	6,300	(l)	(o )
Michael P. Haley	3,000	(m)	(o )
All directors and executive officers as a group (10 persons)	685,503	(n)	10.3%

(a)	The beneficial ownership information for T. Rowe Price Associates, Inc. (“Price Associates”) is based upon the Schedule 13G/A filed with the SEC on February 11, 2004, by Price Associates and T. Rowe Price Small-Cap Value Fund (“TRP Small-Cap”). These securities are owned by various individual and institutional investors, including TRP Small-Cap (which has sole voting power for 380,000 shares, representing 6.1% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. The Schedule 13G/A indicates that Price Associates has sole voting power for 285,500 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of 690,700 shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates and TRP Small-Cap is 100 E. Pratt Street, Baltimore, Maryland 21202.
(b)	The information concerning the shares beneficially owned by FMR Corp. is based upon the Schedule 13G/A filed with the SEC on February 17, 2004 by FMR Corp. together with Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 623,800 shares as a result of acting as investment advisor to Fidelity Low-Priced Stock Fund, which owned all 623,800 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and Fidelity Low-Priced Stock Fund each has sole power to dispose of the 623,800 shares owned by Fidelity Low-Priced Stock Fund. Neither Edward C. Johnson 3d nor FMR Corp. has sole power to vote or direct the voting of the shares owned directly by Fidelity Low-Priced Stock Fund, which power resides with the Board of Trustees of Fidelity Low-Priced Stock Fund. The principal business address of FMR Corp., Fidelity, Fidelity Low-Priced Stock Fund, Mr. Johnson and Ms. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.
(c)	The beneficial ownership information for Wellington Management Company, LLP (“Wellington”) is based upon the Schedule 13G/A filed with the SEC on February 12, 2004. The Schedule 13G/A indicates that Wellington has shared voting power with respect to 322,300 shares and shared power to dispose or to direct the disposition of 546,600 shares. The principal business address of Wellington is 75 State Street, Boston, Massachusetts 02109.
(d)	The business address for Mr. Prillaman is c/o Stanley Furniture Company, Inc., 1641 Fairystone Park Highway, Stanleytown, Virginia 24168.
(e)	Includes 200,000 shares which could be acquired through the exercise of stock options.
(f)	The beneficial ownership information with respect to Muhlenkamp & Company, Inc. (“Muhlenkamp & Co.”) is based upon its Schedule 13G filed with the SEC on February 14, 2003. The Schedule 13G indicates that Muhlenkamp & Co. has shared voting and dispositive power with respect to 439,285 shares. The principal business address of Muhlenkamp & Co. is 3000 Stonewood Drive, Suite 310, Wexford, Pennsylvania 15090.

(g)	The beneficial ownership information with respect to Olstein & Associates, L.P. (“Olstein”) is based upon the Schedule 13G filed with the SEC on February 17, 2004, by Olstein jointly with The Olstein Fund. Olstein has sole voting and dispositive power with respect to a total of 405,400 shares, including sole voting power with respect to 384,400 shares in its capacity as investment advisor to The Olstein Funds. Such securities are owned by The Olstein Funds and Olstein disclaims beneficial ownership of such securities. The principal business address of Olstein and The Olstein Fund is 4 Manhattanville Road, Purchase, New York 10577.
(h)	Includes 67,000 shares which could be acquired through the exercise of stock options.
(i)	Includes 57,000 shares which could be acquired through the exercise of stock options.
(j)	Includes 33,400 shares which could be acquired through the exercise of stock options.
(k)	Includes 12,000 shares which could be acquired through the exercise of stock options.
(l)	Includes 6,000 shares which could be acquired through the exercise of stock options.
(m)	Includes 1,000 shares which could be acquired through the exercise of stock options.
(n)	Includes 402,400 shares which could be acquired through the exercise of stock options.
(o)	Less than 1%.

INDEPENDENT PUBLIC AUDITORS

The firm of PricewaterhouseCoopers LLP served as independent public auditors for the Company for 2003 and has served in that capacity since 1979. While the Company expects PricewaterhouseCoopers LLP to be selected as its independent public auditors for 2004, the Audit Committee will not make that selection until it completes its review of the engagement terms for the current year.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table sets forth the fees, including reimbursement of expenses, paid to PricewaterhouseCoopers LLP for services in the fiscal years ended December 31, 2002 and December 31, 2003.

	2002	2003
Audit Fees	$125,250	$129,672
Audit-Related Fees	14,200	16,280
Tax Fees	101,753	99,993
All Other Fees	95,330	57,600

Total	$336,533	$303,545

Audit Fees

Annual audit fees relate to professional services rendered for the audit of the Company’s annual financial statements and reviews of the Company’s Form’s 10-Q.

Audit-Related Fees

Audit-related fees in 2002 related to professional services rendered for benefit plan audits. Audit-related fees in 2003 related to professional services for benefit plan audits and advisory services related to Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees

Tax fees in 2002 and 2003 related to professional services rendered in connection with tax compliance services and tax consulting services. These services included tax return preparation, tax planning and customs and duties assistance.

All Other Fees

Fees for professional services rendered in 2002, other than the services described above, were for actuarial and consulting applicable to retirement and post-retirement benefit plans, 401(k) investment advisory services and executive compensation consulting. Fees for professional services rendered in 2003, other than for the services described above, were for actuarial and consulting applicable to retirement and post-retirement benefit plans.

The Audit Committee has determined that the provision of services other than audit services resulting in these fees was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Effective September 2002, the Audit Committee established a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by the Company’s independent accountants before engaging the accountants for that purpose. Consideration and approval of these services generally occur at the Audit Committee’s regularly scheduled meetings. In order to address situations where it is impractical to wait until the next scheduled meeting, the Audit Committee has delegated the authority to approve non-audit services to the Chairman of the Audit Committee or, in his absence, other members of the Audit Committee. Any services approved pursuant to this delegation of authority are required to be reported to the full Audit Committee at the next regularly scheduled meeting.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. Management is responsible for preparing the Company’s financial statements and the independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent accountants. During 2003, the Board of Directors approved changes, recommended by the Committee, to the Audit Committee Charter. The Audit Committee Charter, as amended, is attached to this proxy statement as Appendix A.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with management and the independent accountants.

The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee has discussed with the independent accountants the accountant’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standard Boards Standard No. 1 (Independence Discussions with Audit Committees). The Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

The members of the Audit Committee are:

Thomas L. Millner, Chairman

Robert G. Culp, III

Michael P. Haley

T. Scott McIlhenny, Jr.

OTHER BUSINESS

Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

ADDITIONAL INFORMATION

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, approval of other matters properly brought before the meeting will require the affirmative vote of the holders of at least a majority of the shares of outstanding Common Stock represented at the meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder’s shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote “against” the matter, even though the stockholder may interpret such action differently. With respect to the election of directors, the two nominees in the class which term ends in 2007 receiving the greatest number of votes cast for the election of directors will be elected.

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote on a matter will count toward a quorum. “Broker non-votes” will not count toward a quorum and will not be voted on any matter to be considered at the meeting.

Stockholder Proposals for 2005 Annual Meeting

Any stockholder desiring to present a proposal to the stockholders at the 2005 Annual Meeting and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company’s principal executive offices on or before November 12, 2004. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. With respect to stockholder proposals that are not included in the proxy statement for the 2005 Annual Meeting, the persons named in the proxy solicited by the Company’s Board of Directors for the 2005 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals received by the Company after January 26, 2005.

By Order of the Board of Directors,

Douglas I. Payne
Secretary

March 12, 2004

Appendix A

Stanley Furniture Company, Inc.

Audit Committee Charter

(As amended)

The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management’s conduct of the Company’s accounting and financial reporting processes, the Company’s systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the Company’s compliance with legal and ethical requirements. The Committee reports to the full Board on all matters within the Committee’s responsibilities. The Committee is authorized to obtain advice and assistance as it believes necessary from corporate personnel and from external legal, accounting and other advisors and the Company shall provide funding, as determined by the Committee, for payment of compensation to the Company’s independent auditors and to any advisors employed by the Committee and for the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall be composed of at least three directors, each of whom shall have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the members of the Committee shall satisfy the applicable requirements for audit committee membership imposed by the NASDAQ National Market and any applicable eligibility requirements of the Securities and Exchange Commission (the “SEC”). Directors fees (including committee fees) and awards to directors under the Company’s 2000 Incentive Compensation Plan are the only compensation members of the Committee may receive from the Company. Subject to Board approval, the Committee shall adopt, and at least annually review and reassess, an audit committee charter meeting the requirements from time to time of the NASDAQ National Market. The Committee shall provide the NASDAQ National Market periodically with such appropriate written confirmation concerning these matters as the NASDAQ National Market may from time to time require.

The independent auditors shall report directly to the Committee, as the Board’s representative, on all matters pertaining to their engagement. The Committee shall encourage open communication among the Committee, independent auditors and management regarding matters within the Committee’s responsibilities. At every meeting of the Committee where the independent auditors are present, the independent auditors shall have the opportunity for at least a portion of such meeting to meet with the members of the Committee without members of management present.

The Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation, retention and oversight of the work of the firm of independent auditors employed to conduct the annual financial audit. The Committee will approve the compensation and fees paid to the independent auditors for audit and non-audit work. The Committee shall preapprove all auditing services and any non-audit services provided by the independent auditors, subject to such procedures and exceptions as may be adopted by the Committee. The Committee may obtain input from management with respect to the foregoing matters, but may not delegate its responsibilities for such matters to management. The Committee may delegate to one or more designated members of the Committee who are independent directors of the Board, the authority to grant preapprovals; provided, however, the decisions of any such member(s) to preapprove services shall be presented to the full Committee at each of its scheduled meetings.

The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the independent auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that, except as otherwise provided by requirements of the NASDAQ National Market or the SEC, the Committee may diverge from this guide as appropriate given the circumstances.

1.	The Committee annually will review the independent auditors. The Committee will review and will assess any impact on the objectivity and independence of the independent auditors as a result of non-audit assignments. The independent auditors shall submit periodically to the Committee a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1.

2.	With respect to each fiscal year, the Committee will meet with the independent auditors and the Company’s senior management to review the scope and methodology of the proposed audits for such fiscal year. The independent auditors shall provide regular reports to the Committee during the year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

3.	The independent auditors and management shall identify to the Committee significant business, financial or legal issues which may significantly impact the Company’s financial statements and internal controls. Both management and the independent auditors shall report as soon as possible to the Committee any material weaknesses in internal controls, and any material violations of laws and governmental regulation.

4.	The Committee shall review with management and the independent auditors the Company’s annual financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of the Form 10-K). As a whole, or through the Committee chair, the Committee shall review interim financial statements prior to filing with the Securities and Exchange Commission of the Company’s Quarterly Reports on Form 10-Q. Periodically during the year, the Committee shall discuss with the independent auditors the Company’s internal controls over financial accounting and reporting, and their qualitative judgments as to accounting principles employed and related disclosures by the Company and the conclusions expressed in the Company’s financial reports. The Committee shall review with management and the independent auditors at least annually the Company’s critical accounting policies. The independent auditors shall review with the Committee significant judgments made by management in the preparation of the financial statements. The independent auditors shall identify to the Committee any areas of disagreement with management regarding financial reporting and the Committee shall resolve any such disagreements.

5.	The Committee shall receive any reports from the independent auditors under the provisions of Section 10A of the Securities Exchange Act of 1934 and review with management and recommend to the Board any appropriate remedial action to be taken by the Company.

6.	The Committee shall be responsible for monitoring compliance with the Company’s Code of Conduct.

7.	The Committee shall review, and have the power to approve or disapprove, any transaction required to be disclosed pursuant to SEC Regulation S-K, Item 404.

8.	The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Stanley Furniture Company, Inc.

REVOCABLE PROXY

Annual Meeting of Stockholders – April 14, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the “Company”) held of record by the undersigned on March 5, 2004, at the Annual Meeting of Stockholders to be held April 14, 2004, and at any adjournment thereof.

(Continued and to be dated and signed on reverse side.)

PROXY – (Continued from reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEM (1), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

(1) Election of directors for three-year term ending 2007.	FOR all nominees listed to the left	WITHOLD AUTHORITY to
NOMINEES: Thomas L. Millner and Jeffrey R. Scheffer	(except as indicated otherwise)	vote for all nominees listed to the left

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

(2)	In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on April 14, 2004, receipt of which is hereby acknowledged.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please promptly mark, date, sign, and mail this Proxy Card in the enclosed envelope. No postage is required.

Company ID:

Proxy Number:

Account Number:

Signature	Signature	Date

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.